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Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☐	Soliciting Material Pursuant to ss. 240.14a-12

CRYO-CELL INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

David I. Portnoy
Mark L. Portnoy
Jonathan H. Wheeler, M.D.
George Gaines
Harold D. Berger
PartnerCommunity, Inc.
uTIPu Inc.
Mayim Investment Limited Partnership
Jamie H. Zidell
Deborah Portnoy
Lynne Portnoy
Gilbert Portnoy
Capital Asset Fund #1 Limited Partnership
Charles W. Northcutt, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter to Stockholders of Cryo-Cell International, Inc. from The Portnoy Group

HELP US HELP YOU!

July 29, 2011

Dear Fellow Cryo-Cell Stockholder:

Enclosed with this letter, please find our proxy statement and BLUE proxy card in connection with our solicitation of proxies in opposition to management of Cryo-Cell, for use at the upcoming annual meeting of stockholders scheduled for August 25, 2011.

We are seeking your help in electing our five nominees to the Cryo-Cell board, who are running against six individuals nominated by management. If we are successful, our five nominees will be seated along with the single highest vote-getter from the management slate.

We are a group of major stockholders of Cryo-Cell that first bought stock in 2004 and now own 16.2%. We are very unhappy with the poor performance of the company and believe that if our nominees are elected, results will improve dramatically for the stockholders.

A CURRENT BOARD MEMBER TELLS IT LIKE IT REALLY IS

One Cryo-Cell director and the company’s largest stockholder, Mr. Ki Yong Choi, recently stated in an SEC filing that,

“…he has lost confidence in most of the members of the Board and the CEO and believes that a new Board and new CEO could improve the financial performance of the Issuer.”

Need we say more?

MS. WALTON HAS MADE MILLIONS OFF CRYO-CELL, HAVE YOU?

Since becoming CEO in August 2005, according to SEC filings, Mercedes Walton, Cryo-Cell’s President and CEO, has been paid more than $2 million in cash compensation (not including perquisites and other benefits) and has been granted more than 500,000 stock options. However, excluding her options, Ms. Walton owns less than 0.5% of the company and apparently has little confidence in her leadership capabilities given that she has not, according to her own filings with the SEC, purchased a single share of Cryo-Cell stock in the open market during her tenure as CEO.

We (like you) have seen the value of our investment languish with the stock price, dropping from a closing price when her employment contract was originally entered into on August 15th, 2005 of $3.05 to a closing stock price on July 26, 2011 of $2.50. In fact, we believe the substantial rebound in Cryo-Cell’s stock price over the last year is largely attributable to our group’s increasing our ownership, and that the most recent stock price climb above $3 was clearly a result of our stock buying in our effort to ensure that change will be brought to the company.

UNLIKE PRESENT MANAGEMENT, WE BELIEVE IN PAY FOR PERFORMANCE
AND GOOD CORPORATE GOVERNANCE

We believe that the present management has a history of granting itself excessive compensation including stock options, despite its failure to achieve explicitly stated prior operating and financial objectives. And after awarding these grants, they routinely violate the SEC’s rules on disclosing the awards to the public. Cryo-Cell’s proxy statement, in fact, states that six of its directors violated the SEC’s disclosure rules during the most recent fiscal year!

In addition, we believe the current management has a demonstrated record of manipulating the stockholder voting process in an effort to entrench itself. If elected, our nominees are committed to rectifying this, and implementing best practices in compensation, corporate governance and transparent reporting.

You may recall that we waged a similar proxy challenge in 2007. During that campaign, we felt that management engaged in several unsavory practices, including:

●	making secret side-deals to secure votes, and

●	facilitating buying votes.

Following the 2007 Annual Meeting, we filed suit in Delaware Chancery Court. In its written opinion, the Court:

●	Found that Cryo-Cell’s management and board had breached their fiduciary duties to stockholders and tainted the election

●	Tossed out the vote

●	Ordered a new election

●	Required that Cryo-Cell’s management slate retain a special master to conduct the meeting, and

●	Required that Cryo-Cell’s management slate directly bear their own solicitation costs in connection with the extra meeting.

Here is how the Court described CEO Walton’s conduct of the original meeting: “Walton’s behavior during the day was analogous to a corrupted soccer referee, intent on adding extra time so that the game would end only when her favored team had a sure lead.”1

Despite this stinging rebuke by the country’s leading business court, by the time of the extra meeting, we felt that management’s vote-buying and influencing activities had locked up too many votes for us to prevail. This sordid story is detailed in the Delaware Chancery Court’s opinion, which you are encouraged to read.

LET’S UNFREEZE THE POTENTIAL OF CRYO-CELL AND ITS STOCK PRICE

We have been patient for too long, and are back to finish what we started four years ago – to bring new leadership to our company. Just as a cord blood sample lies dormant waiting to be thawed and have its potential unleashed, Cryo-Cell’s potential has been frozen in time over the last several years. With your help, we can change that.

We have a strong and achievable six-point plan for unlocking your company’s potential, including cost savings, reducing executive compensation, increasing revenues, expanding our product offering and returning cash to stockholders via stock repurchases and/or dividends. This plan is set forth in the enclosed proxy statement.

If elected, our nominees intend to institute a stock buyback program and/or the payment of dividends that we believe will have an immediate positive impact on the value of your investment in Cryo-Cell.

HELP US HELP YOU!

Assuming there is a quorum for holding the meeting, the nominees receiving a plurality of votes cast (i.e. the six highest vote-getters) will be elected to the board. Many of the company’s shares are held in small amounts by individual investors, the majority of whom typically do not vote. We believe that management is counting on stockholder apathy to increase their own relative voting power. Your vote DOES matter, and may be crucial to helping us turn around your company for the benefit of all stockholders.

VOTE YOUR BLUE PROXY TODAY

Only your latest dated, validly signed proxy will be counted. Please ignore or discard any and all WHITE proxies you may receive from management. Do not vote for even one of the management slate (or withhold or vote against) – that will nullify your vote for us! Do not be fooled into having your true intention of voting for our slate erased by responding to any solicitation from management.

We have retained Phoenix Advisory Partners, a corporate governance and proxy solicitation firm, to help us with our solicitation (and you may receive a call from them). If you have questions about giving your proxy or require assistance, please contact:

Phoenix Advisory Partners, LLC
110 Wall Street, 27th floor, NY NY 10005
Stockholders call 877-478-5038
Banks and brokers call 212-493-3910

Very truly yours,
David I. Portnoy

1 The Delaware Court’s published opinion, which we encourage stockholders to read, can be found at:
Portnoy v. Cryo-Cell International, Inc., 940 A.2d 43.
http://174.123.24.242/leagle/xmlResult.aspx?xmldoc=2008983940A2d43_1980.xml&docbase=CSLWAR3-2007-CURR